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                                                                     EXHIBIT 5.1

                   [WINSTEAD SECHREST & MINICK PC LETTERHEAD]


February 6, 2002


                                                       direct dial: 214.745.5473
                                                      tschweinfurth@winstead.com

MigraTEC, Inc.
11494 Luna Road, Suite 100
Dallas, Texas  75234

Gentlemen:


     We refer to the Registration Statement on Form SB-2 (File No. 333-75494) filed by MigraTEC, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), on December 19, 2001 and Amendment No. 1 thereto filed with the Commission on February 6, 2002 (such Registration Statement, as so amended, being hereinafter referred to as the "Registration Statement"), for the purpose of registering under the Securities Act, 68,225,485 shares of the Company's Common Stock, par value $.001 per share (the "Shares"), 47,246,485 shares of which (the "Issued Shares") are presently outstanding and 20,979,000 shares of which (the "Option and Warrant Shares") are issuable upon the exercise of presently outstanding stock options and warrants or the conversion of indebtedness, for possible future sale from time to time by the selling security holders identified as such in the Registration Statement.


     This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-B under the Securities Act.

     We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction of the Certificate of Incorporation and Bylaws of the Company, as amended to date, resolutions and minutes of applicable meetings of the Board of Directors of the Company relating to the issuance of the Shares and the filing of the Registration Statement and specimen certificates for the Shares, together with such other documents, corporate records, certificates of public officials and of officers of the Company and other instruments of the Company as we have deemed relevant for the purposes of this opinion.

     Based upon, and subject to the foregoing and the other qualifications and limitations stated in this Opinion Letter, we are of the opinion that the Shares have been duly authorized by the Company and the Issued Shares have been and the Option and Warrant Shares, if and when issued, sold and delivered in accordance with, as contemplated by and for the consideration described in the Registration Statement, will be, validly issued, fully paid and nonassessable.

     Our opinions herein are limited in all respects to the General Corporation Law of the State of Delaware, which includes those statutory provisions as well as all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, and the federal laws of the United States of America, and we do not express any opinion as to the applicability of or the effect thereon of the laws of any jurisdiction. We express no opinion as to any matter other than as set forth herein, and no opinion may be inferred or implied herefrom.

     We hereby consent to the filing of this opinion with the Commission as
Exhibit 5 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                         Very truly yours,


                                         WINSTEAD SECHREST & MINICK P.C.


                                         By: /s/ Ted S. Schweinfurth
                                             -----------------------------
                                             Ted S. Schweinfurth


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